Exhibit 99.1

NEWS RELEASE	CONTACTS:	News Media
Colin Wheeler
(303) 927-2443
Investor Relations
Dave Dunnewald
(303) 927-2334

Molson Coors Provides Preliminary Financial Results for Fourth Quarter 2015

Increased Full-Year 2015 Underlying Free Cash Flow Versus Prior Guidance;

Preliminary Unaudited Selected Financial Data Include Fourth Quarter Net Sales and

Underlying After-Tax Income Estimated Ranges

DENVER, Colo., and MONTREAL, Quebec — January 26, 2016 — Molson Coors Brewing Company (NYSE: TAP; TSX: TPX) today increased its previously issued underlying free cash flow guidance for full year 2015 and provided preliminary unaudited selected financial results for the fourth quarter of 2015.

While the Company’s results for the fourth quarter and full year will not be final until its planned earnings announcement on February 11, 2016, the following are preliminary estimates(1) for the fourth quarter and full year ended December 31, 2015:

•                  The Company is updating its previously issued underlying free cash flow guidance for full year 2015 to a range of $690 million to $720 million.  Previous guidance was for underlying free cash flow of $550 million to $605 million for the year.  This increase in guidance is primarily driven by better-than-expected fourth quarter 2015 working capital changes, including lower cash taxes, as well as lower capital expenditures and higher distributions from MillerCoors (driven by favorable changes in working capital).  (See reconciliation to the nearest GAAP measure in Table 2 below.)

•                  The Company estimates fourth quarter net sales to be approximately $830 million to $860 million, down from a year ago, primarily due to unfavorable foreign currency movements.

•                  Non-GAAP underlying after-tax income and GAAP net income in the fourth quarter were adversely affected by foreign currency movements, increased brand investments, and the impact of the loss of our Modelo brands and Heineken brewing contracts in the U.K. in 2015.  These factors were discussed in detail on the Company’s third quarter 2015 earnings call on November 5, 2015.

•                  On a non-GAAP basis, the Company expects underlying after-tax income of approximately $85 million to $95 million, or $0.46 to $0.52 per diluted share.

•                  On a U.S. GAAP basis, the Company expects to report net income from continuing operations attributable to MCBC of approximately $28 million to $38 million, or $0.15 to $0.21 per diluted share, for the fourth quarter.  This preliminary estimate is lower than estimated fourth quarter underlying after-tax income due to special and other non-core items. (See reconciliation to the nearest GAAP measure in Table 1 below.)

Footnotes:

(1)  Molson Coors Brewing Company (“MCBC”) calculates non-GAAP underlying after-tax income and underlying free cash flow results by excluding special and other non-core items from the nearest U.S. GAAP performance measure, which is net income from continuing operations attributable to MCBC for underlying after-tax income and net cash provided by operating activities for underlying free cash flow.  For further details regarding these adjustments, please see the section “Use of Non-GAAP Measures,” along with tables for reconciliations to the nearest U.S. GAAP measures.  Unless otherwise indicated, all $ amounts are in U.S. Dollars, and all quarterly and full year comparative results are for the Company’s fourth quarter and year ended December 31, 2015, compared to the fourth quarter and year ended December 31, 2014.  Some numbers may not sum due to rounding.

Preliminary Unaudited Selected Financial Data

The Company has provided unaudited preliminary estimated ranges of net sales, net income attributable to MCBC from continuing operations, underlying after-tax income and underlying free cash flow because our financial closing procedures for the fourth quarter and full year 2015 are not yet complete, and these estimates are subject to the completion of our financial closing procedures, final adjustments and other developments that may arise between now and the time the 2015 financial results are finalized. The preliminary fourth quarter and full year 2015 estimates are based upon the most current information available to management and assumptions we believe to be reasonable but include information that is subject to further review, verification and adjustment.  It is possible that our final reported results may not be within the ranges we currently estimate, and the difference may be material.

Reconciliations to Nearest U.S. GAAP Measure

Molson Coors Brewing Company and Subsidiaries

Table 1:   Fourth Quarter 2015 Underlying After-Tax Income Range

($ In millions, except per share data)

(Unaudited)

	Three Months Ended
	December 31, 2015		December 31, 2014
	Low	High
U.S. GAAP: Net income attributable to MCBC from continuing operations	$28	$38	$93.2
Per diluted share	$0.15	$0.21	$0.50
Add:
Net Non-GAAP Adjustments, net of tax(1)	57	57	8.9
Non-GAAP: Underlying after-tax income	$85	$95	$102.1
Per diluted share	$0.46	$0.52	$0.55

(1)                     Represents preliminary estimate for 2015 special items, net, 42% of MillerCoors special items, net of tax, unrealized mark-to-market impacts, acquisition and financing related costs associated with pending acquisition of 58% of MillerCoors and the Miller global brand portfolio, and related tax impacts.

Molson Coors Brewing Company and Subsidiaries

Table 2:  2015 Underlying Free Cash Flow Range

($ In millions)

(Unaudited)

		Twelve Months Ended
		December 31, 2015		December 31, 2014
		Low	High
U.S. GAAP:	Net Cash Provided by (Used In) Operating Activities	$680	$710	$1,272.6
Less:	Additions to properties(1)	(275)	(275)	(259.5)
Less:	Investment in MillerCoors(1)	(1,443)	(1,443)	(1,388.1)
Add:	Return of capital from MillerCoors(1)	1,443	1,443	1,382.5
Add:	Net Other Non-GAAP Adjustments(2)	285	285	(50.8)
Non-GAAP:	Underlying Free Cash Flow	$690	$720	$956.7

(1)                     Included in net cash used in investing activities.

(2)                     Represents preliminary estimate for 2015 cash impact of special items (primarily reflects termination fees received and paid, as well as costs paid for brewery closures and restructuring activities), cash paid for costs related to the pending acquisition of 58% of MillerCoors and the Miller global brand portfolio, discretionary contribution of $227.1 million to our U.K. pension plan, net cash paid for settlements of interest rate swaps and cash impact of MillerCoors special items and investments in businesses.

2015 Fourth Quarter and Full Year Earnings Conference Call

Molson Coors Brewing Company plans to release its fourth quarter and full year 2015 financial results on Thursday, February 11, 2016, and will conduct an earnings conference call with financial analysts and investors at 11:00 a.m. Eastern Time on that day to discuss these results in detail.  The Company will provide a live webcast of the earnings call.

The Company will also host an online, real-time webcast of an Investor Relations Follow-up Session with financial analysts and institutional investors at 1:00 p.m. Eastern Time on February 11, 2016.  Both webcasts will be accessible via the Company’s website, www.molsoncoors.com.  Online replays of the webcasts will be available until 11:59 p.m. Eastern Time on May 2, 2016.

Overview of Molson Coors

Molson Coors Brewing Company is a leading global brewer delivering extraordinary brands that delight the world’s beer drinkers. It brews, markets and sells a portfolio of leading premium brands such as Coors Light, Molson Canadian, Carling, Staropramen and Blue Moon across The Americas, Europe and Asia. It operates in Canada through Molson Coors Canada; in the US through MillerCoors; across Europe through Molson Coors Europe; and outside these core markets through Molson Coors International. The company is the only alcohol producer currently recognized for world class sustainability performance through the Dow Jones Sustainability Index. It was listed on the World Index for the past four years and named global Beverage Sector Leader in 2012 and 2013. Molson Coors is constantly looking for ways to improve its Beer Print. For more information on Molson Coors Brewing Company visit the company’s website, http://molsoncoors.com or http://ourbeerprint.com

About Molson Coors Canada Inc.

Molson Coors Canada Inc. (MCCI) is a subsidiary of Molson Coors Brewing Company. MCCI Class A and Class B exchangeable shares offer substantially the same economic and voting rights as the respective classes of common shares of MCBC, as described in MCBC’s annual proxy statement and Form 10-K filings with the U.S. Securities and Exchange Commission. The trustee holder of the special Class A voting stock and the special Class B voting stock has the right to cast a number of votes equal to the number of then outstanding Class A exchangeable shares and Class B exchangeable shares, respectively.

Forward-Looking Statements

This press release includes estimates or projections that constitute “forward-looking statements” within the meaning of the U.S. federal securities laws.  Generally, the words “believe,” “expect,” “intend,” “anticipate,” “project,” “will,” and similar expressions identify forward-looking statements, which generally are not historic in nature.  Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s historical experience, and present projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”), including in Risk Factors in the prospectus for this offering and the filings incorporated by reference therein. These factors include, among others, our ability to successfully close, finance and integrate the acquisition of MillerCoors; our ability to achieve expected tax benefits, accretion and cost synergies; our ability to obtain necessary regulatory approvals for the acquisition of MillerCoors; impact of increased competition resulting from further consolidation of brewers, competitive pricing and product pressures; health of the beer industry and our brands in our markets; economic conditions in our markets; additional impairment charges; our ability to maintain manufacturer/distribution agreements; changes in our supply chain system; availability or increase in the cost of packaging materials; success of our joint ventures; risks relating to operations in developing and emerging markets; changes in legal and regulatory requirements, including the regulation of distribution systems; fluctuations in foreign currency exchange rates; increase in the cost of commodities used in the business; the impact of climate change and the availability and quality of water; loss or closure of a major brewery or other key facility; our ability to implement our strategic initiatives, including executing and realizing cost savings; our ability to successfully integrate newly acquired businesses; pension plan costs; failure to comply with debt covenants or deterioration in our credit rating; our ability to maintain good labor relations; our ability to maintain brand image, reputation and product quality; lack of full-control over the operations of MillerCoors and other risks discussed in our filings with the SEC, including our Annual Report on Form 10-K for the year-ended December 31, 2014, which is incorporated by reference therein.  All forward-looking statements in this presentation are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made.  We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Measures

In addition to financial measures presented on the basis of accounting principles generally accepted in the United States of America (“U.S. GAAP”), we also present after-tax “underlying income” and “underlying free cash flow,” which are non-GAAP measures and should be viewed as supplements to (not substitutes for) our results of operations presented under U.S. GAAP. Our management uses underlying income and underlying free cash flow as measures of operating performance to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; in communications with the board of directors, stockholders, analysts and investors concerning our financial performance; as useful comparisons to the performance of our competitors; and as metrics of certain management incentive compensation calculations. We believe that these non-GAAP measures are useful to investors and other users of our financial statements in evaluating our operating performance because they provide an additional tool to evaluate our performance without regard to special and non-core items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure. We have provided reconciliations of all non-GAAP measures to their nearest U.S. GAAP measures and have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure. These adjustments consist of special items from our U.S. GAAP financial statements as well as other non-core items, such as acquisition and integration related costs, unrealized mark-to-market gains and losses, and gains and losses on sales of non-operating assets, included in our U.S. GAAP results that warrant adjustment to arrive at non-GAAP results. We consider these items to be necessary adjustments for purposes of evaluating our ongoing business performance and are often considered non-recurring. Such adjustments are subjective and involve significant management judgment.